Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

REX ENERGY CORPORATION

Rex Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

ONE: That, in accordance with the provisions of Section 141(f) and Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring the amendment advisable.

TWO: That, in lieu of a special meeting and vote of stockholders, the holders of a majority of the outstanding stock entitled to vote on such amendment have given their written consent to the amendment in accordance with the provisions of Section 228 of the DGCL.

THREE: That the first sentence of Paragraph A of Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“The Corporation shall be authorized to issue 100,100,000 shares of capital stock, of which (i) 100,000,000 shares shall be common stock, par value $.001 per share (the “Common Stock”), and (ii) 100,000 shares shall be preferred stock, par value $.001 per share (the “Preferred Stock”).”

FOUR: That the aforesaid amendment shall be effective on its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 23rd day of April, 2007.

REX ENERGY CORPORATION

/s/ Christopher K. Hulburt
Christopher K. Hulburt
Executive Vice President, Secretary, and General Counsel